Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES

QUARTERLY DISTRIBUTION TO $0.76

Announces All-Time Record Quarterly Earnings

HOUSTON, April 20, 2005 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.76 ($3.04 annualized). Payable on May 13, 2005, to unitholders of record as of April 29, 2005, the distribution represents a 10 percent increase over the first quarter 2004 cash distribution per unit of $0.69 ($2.76 annualized).  This is the 10th consecutive quarter in which KMP has increased the distribution and the 23rd increase out of 33 quarters since current management took over in February of 1997.

KMP reported record quarterly earnings with a 19 percent increase in first quarter net income to $228.9 million, or $0.56 per limited partner unit, compared to $191.8 million, or $0.52 per unit in the first quarter of 2004.  Excluding a $25 million settlement of a lawsuit that was previously announced, earnings per unit would have been $0.68.

Chairman, CEO and President Richard D. Kinder said, “KMP had a strong first quarter, with all four of our business segments reporting increased earnings before DD&A, in aggregate up 25 percent compared to the first quarter in 2004.  Our success was attributable to both strong internal growth and contributions from acquisitions.”  Excluding the lawsuit settlement, KMP generated distributable cash flow in excess of distributions of approximately $47 million, which means the company would have exceeded its entire 2005 published annual budget of $39 million of cash flow in excess of distributions by the end of the first quarter.  Including the settlement, distributable cash flow in excess of distributions was $22 million.

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KMP – Q1 Earnings	Page 2

Overview of Business Segments

The Products Pipelines segment delivered a 10 percent increase in first quarter earnings before DD&A to $125.6 million, up from $114.3 million in the first quarter of 2004.  “Growth in the segment was driven by contributions from the acquired Southeast terminals and strong earnings from Pacific and Plantation, offset somewhat by a weak quarter for our natural gas liquids (NGL) pipelines,” Kinder said. Overall segment revenues increased by 11 percent compared to the first quarter last year, primarily attributable to higher intrastate tariffs that were implemented following completion of the expanded North Line between Concord and Sacramento, Calif., in December 2004, fees from ethanol blending at the West Coast terminals and volume growth on Central Florida.

Total refined products volumes were up 1 percent compared to the same period a year ago.  Highlights included strong diesel volumes across the entire products pipelines system, up almost 5 percent, a 9 percent increase in jet fuel volumes on Plantation, and an 11 percent increase in products volumes on Central Florida.  In total, commercial jet fuel volumes were up almost 4 percent across the system.  Gasoline volumes were down slightly for the quarter, particularly on Pacific, as poor weather conditions in January and February negatively impacted product movement.  After completion of a number of refinery turnarounds and a seasonal change in product specifications, gasoline volumes improved on Pacific and CALNEV in March.  NGLs, which comprise a small percentage of our overall volumes compared to refined petroleum products, were down over 16 percent due to warm weather and low demand for propane on the North and Cochin pipeline systems.

The Natural Gas Pipelines segment produced first quarter earnings before DD&A of $123.7 million, up 20 percent compared to $103.1 million in the first quarter last year.  “Growth in this segment was driven by strong earnings from the Texas Intrastate Pipeline Group and Red Cedar, along with contributions from the acquired TransColorado pipeline,” Kinder said.  The Texas intrastate pipelines overall margins in the sales business were higher year-over-year even though sales volumes declined due to

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KMP – Q1 Earnings	Page 3

lower daily spot sales.  The intrastate group also benefited from contributions from a 135-mile pipeline that commenced operations in July 2004 (serving the Austin, Texas, market) after being acquired and converted from crude oil to natural gas service.  TransColorado, an interstate pipeline in Colorado and New Mexico that KMP acquired in the fourth quarter of 2004, contributed $8.5 million in distributable cash flow in the first quarter.  Red Cedar’s earnings were up because of system improvements and sales of excess system gas into a favorable market.  Overall segment transport volumes were up almost 3 percent compared to the first quarter a year ago.

The CO2 segment delivered first quarter earnings before DD&A of $122.9 million, up 58 percent from $77.7 million in the first quarter of 2004.  “The outstanding growth in this segment was led by increased oil production at both the SACROC and Yates fields and contributions from the Wink Pipeline, which was acquired in the third quarter of 2004,” Kinder said.

KMP continues to execute CO2 floods in the Permian Basin in West Texas and plans to invest approximately $240 million this year to further ramp up oil production at the SACROC Unit and to expand CO2 operations at the Yates Field.  Average oil production for the first quarter at SACROC was 33.8 thousand barrels per day (MBbl/d), almost a 30 percent increase over the same period last year. Average oil production for the first quarter at Yates increased about 35 percent to 24.1 MBbl/d, driven by CO2 injection and new horizontal wells.

CO2 pipeline delivery volumes declined about 7 percent compared to a very strong first quarter in 2004, but were high compared to most historic levels.  NGL sales volumes increased significantly over the comparable quarter last year due to plant expansions.  The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $28.81 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $33.97 for the quarter.

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KMP – Q1 Earnings	Page 4

The Terminals segment reported a 17 percent increase in first quarter earnings before DD&A to $74.2 million, compared to $63.2 million in the comparable period last year.  “Growth was driven by contributions from two acquisitions in the fourth quarter of 2004 (more than 20 facilities along the Mississippi River system and the Fairless Hills Terminal on the Delaware River in Bucks County, Pa.), along with strong throughput at both our liquids and bulk terminals,” Kinder said.  Led by first quarter record volumes at the Houston Ship Channel, KMP’s liquids terminals recorded a 5 percent increase in throughput compared to the first quarter of 2004, while the bulk terminals reported a 17 percent increase in throughput on strong coal, petroleum coke and cement volumes.

Outlook

In January, KMP published its budget showing that it expects to declare cash distributions of $3.13 per limited partner unit for 2005, and management remains comfortable the company will meet or exceed that amount.

Potential California Action

KMP has recently been informed by the office of the Attorney General of California that the office is contemplating filing a criminal charge against KMP (or subsidiaries of KMP) claiming an intentional discharge of diesel fuel arising from the release from the 14-inch Concord to Sacramento pipeline which was discovered on April 28, 2004.  The Concord to Sacramento pipeline is owned and operated by KMP’s subsidiary, SFPP, LP.  In addition, KMP has been told that the California Attorney General is also contemplating filing charges alleging that KMP did not provide timely notice regarding certain environmental incidents at its facilities in California. KMP believes the contemplated charges are inappropriate and believes that it, its subsidiaries and their employees have acted in good faith.  KMP does not believe these charges will have a material adverse effect on its financial condition or results of operations.

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KMP – Q1 Earnings	Page 5

KMP understands that the purported basis for the Attorney General’s contemplated intentional discharge claim is that SFPP acted improperly in pressure testing the 14-inch Concord to Sacramento pipeline on April 28, 2004, following abnormal sensor readings on the evening of April 27.  The decision to test the pipeline on April 28 was made only after multiple ground-based and aerial inspections of the 70-mile pipeline route on April 27 and April 28 revealed no evidence of a release.  In addition, prior to the pressure test, SFPP personnel notified the California State Fire Marshal’s Office of Pipeline Safety.  Under these circumstances, KMP believes that its decision to test the pipeline on April 28 as described above was a reasonable and prudent action in accordance with standard industry procedures.  Since the April 28, 2004, discovery of the pipeline release, KMP has cooperated fully with federal and state agencies and has worked diligently to remediate the affected area.  At this point in time, the remediation is substantially complete.

KMP has always strived to prevent any incidents along its pipelines which could injure people, damage the environment, and/or disrupt service to its customers, and will continue to work diligently to prevent any events in the future.  When incidents have occurred, many of which are caused by third parties beyond KMP’s control, KMP believes that the company, its subsidiaries and their employees have responded quickly and appropriately to minimize any impact.

Other First Quarter News

•

KMP received approvals from the City of Carson, Calif., for a major expansion at its Carson petroleum products storage and transfer terminal in Southern California.  Ten new tanks (all of which are supported by customer commitments) are scheduled to be constructed and placed into operation in 2005-2006, which will add 800,000 barrels of additional storage capacity for products like gasoline, jet fuel and diesel.   Ultimately, KMP expects to build 18 new storage tanks at the Carson terminal at a cost of approximately $70 million to help meet growing demand.  The Carson terminal currently has 47 tanks in operation, with a storage capacity of 4.3 million barrels.

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KMP – Q1 Earnings	Page 6

•

KMP invested approximately $6 million to acquire a 64 percent interest in the Claytonville Oil Field Unit, which is located about 30 miles east of SACROC in the Permian Basin in West Texas.  KMP will operate the field, which is about 5 percent the size of SACROC, but appears to be a good candidate for CO2 injection operations.  Should reservoir studies confirm this potential, KMP will invest an additional approximately $30 million, which could increase total oil production at the field from current levels of about 200 barrels per day to approximately 4,000 barrels per day. Claytonville has never utilized CO2 flooding, and injection likely would not occur before 2007.

•

As previously announced, KMP will purchase seven bulk terminal operations from Trans-Global Solutions, Inc. (TGS) for approximately $245 million.  KMP will pay approximately $184 million in cash and $46 million in KMP limited partner units at closing (expected by the end of April 2005), and an additional $15 million in KMP limited partner units two years after closing.  The transaction is expected to be immediately accretive to unitholders upon closing and will make KMP the largest handler of petroleum coke (petcoke) in the United States.  The TGS bulk terminal assets are located in Texas and have long-term, fee-based petcoke handling contracts in place with major refineries, including ExxonMobil, Shell, Lyondell-Citgo, ConocoPhillips and Premcor.  Petcoke is used as a fuel in the cement and power generation industries.  This acquisition was not included in KMP’s published 2005 budget, which is posted on the company’s web site, www.kindermorgan.com.

•

As previously announced, KMP settled a lawsuit for $25 million.  The lawsuit was filed shortly after KMP acquired the Tejas natural gas pipeline system in February 2002.  It accused KMP of shipping volumes on its Kinder Morgan Texas Pipeline instead of Kinder Morgan Tejas, in which the plaintiffs had a profit interest in certain contracts.  KMP contends, however, that the natural gas was shipped on the other pipeline at the request of a customer.  “While we don’t believe that we did anything wrong or inappropriate, we decided that it was in the best interest of KMP and its unitholders to settle the lawsuit and put it behind us,” Kinder said.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.76 distribution ($3.04 annualized), payable on May 13, 2005, to shareholders of record as of April 29, 2005.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

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KMP – Q1 Earnings	Page 7

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America.  KMP owns or operates more than 25,000 miles of pipelines and approximately 135 terminals.  Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas.  Its terminals handle over 67 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America.  Combined, the two companies have an enterprise value of approximately $26 billion.  (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, April 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release.  We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments.  We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance.  Specifically, we believe that these measures provide investors an enhanced

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KMP – Q1 Earnings	Page 8

perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release.  Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Mar. 31
	2005	2004

Revenues	$ 1,971,932	$ 1,822,256

Costs and Expenses
Operating expenses	1,518,250	1,462,009
Depreciation, depletion and amortization	85,027	67,531
General and administrative	68,465	48,254
Taxes, other than income taxes	25,826	19,320
	1,697,568	1,597,114
Operating Income	274,364	225,142

Other Income/(Expense)
Earnings from equity investments	26,072	20,469
Amortization of excess cost of equity investments	(1,417)	(1,394)
Interest expense	(60,219)	(47,497)
Other	171	1,019
Minority interest	(2,468)	(2,081)
Income before income taxes	236,503	195,658
Income tax expense	(7,575)	(3,904)

Net Income	$ 228,928	$ 191,754

Calculation of Limited Partners' Interest in Net Income:
Net Income	$ 228,928	$ 191,754
Less: General Partner's Interest in Net Income	(111,780)	(91,664)
Limited Partners' Net Income	$ 117,148	$ 100,090

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$ 0.56	$ 0.52

Number of Units Used in Computation	207,584	192,602

Additional per unit information:

Net Income	$ 0.56	$ 0.52
Depreciation, depletion and amortization	0.42	0.36
Sustaining capital expenditures[1]	(0.12)	(0.11)
Net income before DD&A, less sustaining capex	$ 0.86	$ 0.77
Declared distribution	$ 0.76	$ 0.69

Sustaining Capex	24,209	20,155

[1]	Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Mar. 31
	2005	2004
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 125,602	$ 114,254
Natural Gas Pipelines	123,687	103,105
CO2	122,858	77,703
Terminals	74,205	63,173
Total	$ 446,352	$ 358,235

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 20,238	$ 18,237
Natural Gas Pipelines	14,827	12,911
CO2	39,206	27,492
Terminals	12,173	10,285
Total	$ 86,444	$ 68,925

Segment Earnings Contribution:
Products Pipelines	$ 105,364	$ 96,017
Natural Gas Pipelines	108,860	90,194
CO2	83,652	50,211
Terminals	62,032	52,888
General and Administrative	(43,465)	(48,254)
General and Administrative - Settlement	(25,000)	-
Net Debt Costs (Includes Interest Income)	(60,047)	(47,221)
Minority Interest	(2,468)	(2,081)
Net income	$ 228,928	$ 191,754

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Mar. 31
	2005	2004
Products Pipelines
Gasoline	108.9	109.4
Diesel	40.2	38.4
Jet Fuel	29.3	28.7
Total Refined Product Volumes (MMBbl)	178.4	176.5
NGL's	9.6	11.5
Total Delivery Volumes (MMBbl)[1]	188.0	188.0

Natural Gas Pipelines[2]
Transport Volumes (Bcf)	338.0	329.2
Sales Volumes (Bcf)	226.6	245.1

CO2
Delivery Volumes (Bcf)[3]	169.9	182.5
Sacroc Oil Production (MBbl/d)[4]	33.8	26.1
Yates Oil Production (MBbl/d)[4]	24.1	17.8
NGL Sales Volumes (MBbl/d)[5]	9.7	6.7
Realized Weighted Average Oil Price per Bbl[6,7]	$ 28.81	$ 25.37
Realized Weighted Average NGL Price per Bbl[7]	$ 33.97	$ 26.68

Terminals
Liquids Leaseable Capacity (MMBbl)	36.6	36.1
Liquids Utilization %	96.7%	96.0%
Bulk Transload Tonnage (MMtons)[8]	20.2	17.3

1

Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

2

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and Transcolorado

3

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

4

Represents 100% production from the field

5

Net to Kinder Morgan

6

Includes all Kinder Morgan crude oil properties

7

Hedge gains/losses for Oil and NGLs are included with Crude Oil

8

Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	March 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$ -	$ -
Other current assets	868	853
Property, Plant and Equipment, net	8,196	8,169
Investments	424	413
Deferred charges and other assets	1,159	1,118
TOTAL ASSETS	$ 10,647	$ 10,553

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ -	$ -
Other current liabilities	1,314	1,181
Long-term debt	4,868	4,722
Market value of interest rate swaps	77	130
Other	937	577
Minority interest	41	46
Partners' Capital
Accumulated Other Comprehensive Loss	(953)	(457)
Other Partners’ Capital	4,363	4,354
Total Partners’ Capital	3,410	3,897
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 10,647	$ 10,553

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$ 4,868	$ 4,722
Total Capitalization (Excl. Accum. OCI)	$ 9,272	$ 9,122
Debt to Total Capitalization	52.5%	51.8%